EXHIBIT 23.3
Consent of Independent Public Accountants
The Board of Directors
Westmoreland Coal Company:
We consent to the inclusion in the registration statement on Form S-4 (No. 333-______) of Westmoreland Coal Company of our reports, with respect to: 1) the consolidated statements of operations, shareholder’s deficit and comprehensive loss, and cash flows of Westmoreland Resources, Inc for the year ended December 31, 2008, and 2) the consolidated statements of operations, member’s equity and comprehensive income (loss) and cash flows of Westmoreland Energy, LLC for the year ended December 31, 2008, and to the reference to our firm under the heading “Experts” in the prospectus.
Our reports on these consolidated financial statements contain an explanatory paragraph that states that during the year ended December 31, 2008, Westmoreland Coal Company had suffered recurring losses from operations, had a working capital deficit, and had a net capital deficiency, which raised substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.
/s/ KPMG LLP
Denver, Colorado
June 3, 2011